CONFIDENTIAL

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of June 30, 2022 (the “Effective Date”) by and among:

1.	SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”); DST Asset Manager Solutions, Inc., a corporation incorporated in the Commonwealth of Massachusetts (“SS&C DST”); and ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS,” and, collectively with SS&C Tech and SS&C DST, “SS&C”);

2.	Carlyle AlpInvest Private Equity Opportunities Fund, a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a non-diversified, closed-end management investment company (“Fund”); and

3.	AlpInvest Private Equity Investment Management, LLC, a limited liability company organized in the State of Delaware, in connection with its investment management services for Fund (“Investment Manager”).

SS&C Tech, SS&C DST, SS&C ALPS, SS&C, Fund and Investment Manager each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)

“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)

“Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)

“Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)

“Client Data” means all data of Fund (or, if a Investment Manager entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)

“Confidential Information” means any information about Fund or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)

“Data Supplier” means a third party supplier of Market Data.

(h)

“Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures and investment advisory agreements, all as amended from time to time.

(i)

“Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)

“Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the Party upon which compliance with such Law is being required or that is applicable to its business.

(k)

“Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest or applicable taxes or other losses of any kind.

(l)

“Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(m)

“Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(n)

“Services” means the services listed in Schedule A.

(o)

“SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(p)

“SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(q)

“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.

Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.

Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.

Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.

Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Fund. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.

Fund agrees to pay, the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by Fund shall not limit SS&C’s rights of recourse against Fund.

2.3.

In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates, with the written consent of Investment Manager if required by applicable Law (any such required consent to such delegation not be unreasonably revoked or withheld in respect of any such delegation) or (ii) with the written consent of Investment Manager, other Persons , provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any delegate.

2 of 29

2.4.

The Parties will work together in good faith to draft a Service Level Understanding regarding the Services within 90 days of the Effective Date that will provide, among other items, deliverables, timelines and other details.

2.5.

After the first anniversary date of the Agreement and on each year thereafter, all fees reflected in Fee Letter will incur an annual cost of living increase as described in Fee Letter.

3.	Responsibilities

3.1.

The management and control of Fund are vested exclusively in Fund’s board of directors (the “Board”) and its officers, subject to the terms and provisions of Fund’s Governing Documents. Investment Manager is empowered by Fund to manage the investment program of Fund. Without limiting the foregoing, Fund shall:

(a)       Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)       Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and reasonably promptly inform SS&C of any errors it is in a position to identify.

(c)       Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)       Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items reasonably requested by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.

The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.

Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify SS&C in writing of any changes to Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring compliance by Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.

In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund to any Person other than an employee of an Affiliate or Investment Manager who is authorized by Fund and does provide services to the Fund related to the Services provided under this Agreement. or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.

Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any other material Fund agreements. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.

Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to reasonably rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates from Fund, its employees, Affiliates or agents, in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

3 of 29

3.7.

Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or as applicable, Investment Manager, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members, its officers, or Investment Manager (including its investment adviser or sub-adviser), each at Fund’s expense.

3.8.

Fund agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of Fund after such persons are no longer officers of Fund; or (iii) continued in the event Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). If officer position(s) are filled by SS&C Associates, Fund shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.

4.

Term

4.1.

The initial term of this Agreement will be from the Effective Date through the date ending three (3) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year each unless either SS&C or Fund provides the other Party with a written notice of termination at least 180 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.

Termination

5.1.

SS&C or Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)       The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)       The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action and/or an Action involving fraud, willful misconduct, criminal activities, or material violation of applicable Law that the terminating Party reasonably determines could cause reputational harm, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.

Upon the receipt of SS&C of a termination notice from Fund, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall (a) continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by both Parties; and (b) provide reasonable exit assistance by promptly supplying requested Client Data to the applicable Fund or Investment Manager, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services. As used herein, “reasonable exit assistance” shall not include requiring SS&C to (i) assist any new service or system provider to modify, to alter, to enhance or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) disclose any protected information of SS&C, including the proprietary information of SS&C or its affiliates or (iii) develop conversion software, to modify any of SS&C’s software, or to otherwise alter the format of the data as maintained on any provider’s system. In the event of the termination of this Agreement, Fund wishes to retain SS&C to perform conversion, transition or post-termination services, including providing data and reports in new formats and converting data from SS&C’s systems to a different format, Fund and SS&C shall agree in writing to the additional services and related fees and expenses in a statement of work or amendment to Schedule A and/or Fee Letter, as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by Fund.

4 of 29

5.3.

Reserved.

5.4.

Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 5.2 (as applicable), 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund after the termination of this Agreement, all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.5.

Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto; provided, that no then-current Fund that is a Party to the Agreement is required to consent in writing or otherwise to the addition of any such Person to this Agreement except Investment Manager and the Person being added as a Party.

6.

Limitation of Liability and Indemnification

6.1.

Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Fund or any other Person for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Except with respect to SS&C’s out-of-pocket expenses and judgements awarded against and payable by SS&C resulting in a Third Party Claim for which SS&C is entitled to indemnification by Client under this Section,6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Fund shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including reasonable and documented outside counsel legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Funds and Management on a quarterly basis prior to the final disposition of such matter upon receipt by Funds and Management of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The fees of reputable counsel shall be deemed reasonable. The maximum amount of cumulative liability of SS&C Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by Fund to SS&C under this Agreement for the most recent 24 months immediately preceding the date of the event giving rise to the Claim.

6.2.

SS&C DST and Fund will discuss liability for an "as of" transaction loss on a case-by-case basis. Subject to the limitation on liability set forth in Section 6.1 above, SS&C DST will accept responsibility for a particular situation resulting in an ‘as of’ loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, SS&C DST's conduct was a breach of the standard of care set forth in 6.1 above and SS&C DST's conduct was the sole cause of the loss. A loss is “material” for purposes of this Section 6.2 when it results in a pricing error on a particular transaction which equals or exceeds one-half of one full cent ($.005) per share times the number of shares outstanding. If the net effect of the “as of” transactions described herein that are determined to be caused solely by SS&C DST is negative and exceeds the above materiality threshold, then SS&C DST shall promptly contact the Fund. SS&C DST will work with the Fund and the Fund’s accountants to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), SS&C DST re-processing, at its expense, all affected transactions in the Fund that took place during the period, or a payment to the Fund. The Fund agrees to work in good faith with SS&C DST and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow SS&C DST to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when SS&C DST must contribute to the settlement of a loss, SS&C DST's responsibility will commence with that portion of the loss over $0.005 per share calculated on the basis of the total value of all Shares of the Fund (i.e., on the basis of the value of the Shares of the Fund, including all classes of the Fund, not just those of the affected class).

5 of 29

7.

Representations and Warranties

7.1.

Each Party represents and warrants to each other Party that:

(a)       It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)       Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)       It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)       The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.

Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and has filed for registration with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Trustees of Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it or its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.3.

SS&C represents to Fund that it shall provide the Services in accordance with Laws applicable to SS&C, including the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as applicable to SS&C for the Services as set forth in Schedule A.

8.

Client Data

8.1.

Fund will use commercially reasonable efforts to (i) provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is reasonably acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Fund, all Client Data shall remain the property of Fund. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from an authorized officer of Fund or Investment Manager with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.

SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to Fund or Fund’s designee.

9.

Data Protection

9.1.

From time to time and in connection with the Services, SS&C may obtain access to certain personal information from Fund, Investment Manager or from Fund investors and prospective investors (collectively, “Personal Information”). Personal Information relating to Fund, Investment Manager and its respective Affiliates, trustees, officers, partners, employees and agents, and of Fund investors or prospective investors, plan sponsors and plan participants will be processed by and on behalf of SS&C and its Affiliates.

9.2.

Fund and Investment Manager consent to the transmission and processing of such Personal Information outside the jurisdiction governing this Agreement in accordance with applicable Law.

6 of 29

9.3.

Fund acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of Fund, and make such consolidated data available to clients of the analytics products and services. Fund hereby consents to the use by SS&C of Fund Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying Fund or any information in a form or manner, which could reasonably be utilized to readily determine the identity of Fund or its investors.

9.4.

Without prejudice to SS&C’s obligations under Sections 9.1 to 9.5, SS&C will implement and maintain (a) a written information security program which shall be reviewed by SS&C at least annually and (b) policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Data, including Personal Information, maintained by SS&C that could result in material harm or inconvenience to Fund and Investment Manager, or Fund investors. SS&C shall provide a summary of such written information security program to Fund or Investment Manager upon written request.

9.5.

Without prejudice to SS&C’s obligations under Section 9.1 to 9.5, SS&C will promptly investigate material incidents of unauthorized access to or loss of Client Data, including Personal Information maintained by SS&C (a “Data Breach”) and, unless prohibited by applicable Law, notify Fund and Investment Manager promptly of a confirmed Data Breach and provide reasonable assistance to Fund in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable Law. SS&C will not disclose or use Client Data except in accordance with the lawful instructions of Fund to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with Fund and to comply with applicable Law.

9.6.

At the request of Fund or Investment Manager on an annual basis and subject to a written disclaimer and indemnity, SS&C will provide Fund or Investment Manager with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), as applicable to the Services. Upon Fund or Investment Manager’s written request, SS&C will meet with Client to discuss the reports and respond to Client’s inquiries with respect thereto, including providing a summary of SS&C’s remediation plans for any material deficiencies noted in the reports.

10.

SS&C Property

10.1.

SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund nor Investment Manager nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.

Confidentiality

11.1.

Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.

Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of SS&C, to SS&C Associate, Fund Representative, investor, Fund or Investment Manager, bank or broker, Fund or Investment Manager counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

7 of 29

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

11.3.

Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.

SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law, subject to 11.2(c). SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services. Fund, Investment Manager and certain of their affiliates are subject to U.S. federal and state securities Laws and each may make disclosures as they deem necessary to comply with such Laws, subject to 11.2(c)

11.5.

Upon the prior written consent of an authorized officer of Fund or Investment Manager, SS&C shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned, Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund and regulatory filings of Fund and may file a copy of this Agreement with the SEC to the extent required by applicable Law. This Agreement shall not prohibit SS&C from using any Fund data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Investment Manager is named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Investment Manager or any of their respective assets, investors or customers.

11.6.

In the event Fund obtains information from SS&C or the TA2000 System which is not intended for Fund, Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of Fund certifying that all such unauthorized information in Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.

Notices

12.1.

Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

ALPS Fund Services, Inc.
1290 Broadway, Suite 1000
Denver, CO 80203

Attention: General Counsel
E-mail: notices@sscinc.com

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention:	Chief Operating Officer

General Counsel

E-mail:	SSCGlobeOpNotices@sscinc.com notices@sscinc.com

8 of 29

If to Fund:

Carlyle AlpInvest Private Equity Opportunities Fund

One Vanderbilt Avenue, Suite 3400

New York, New York 10017

Attention: Chief Compliance Officer

E-mail: [E-MAIL]

13.

Miscellaneous

13.1.

Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.

Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement with written notice to Fund, which shall be provided as soon as reasonably practicable: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3.

Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by law all rights to a trial by jury.

13.4.

Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.

Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.

Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events beyond SS&C’s reasonable control. SS&C shall use commercially reasonable efforts to minimize any Losses caused by, and the effects on the Services of any such event and shall maintain business continuity and disaster recovery plans consistent with its industry’s commercially reasonable practices. SS&C shall test such business continuity and disaster recovery plans no less frequently than annually, and upon request, Fund may attend such test (no more than once annually). Upon request, SS&C shall provide Fund with a letter confirming the completion of the most recent business continuity test and provide Fund with a summary of the results of such test.

9 of 29

13.7.

Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. Fund understands that SS&C may have commercial relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8.

No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.

No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months without SS&C’s consent, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10.

No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.

Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.

Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Investment Manager is a party or otherwise related to Fund, Fund shall reimburse SS&C for all costs and expenses directly related to Fund, including the time of its professional staff at SS&C’s standard rates and the reasonable and documented cost of outside legal representation, that SS&C reasonably incurs in connection therewith. The fees of reputable counsel shall be deemed reasonable.

13.13.

Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.

Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.

Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

[signature page follows]

10 of 29

This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc.		DST Asset Manager Solutions, Inc.

By:	/s/ Kenneth Fullerton	By:	/s/ Kenneth Fullerton
Name:	Kenneth Fullerton	Name:	Kenneth Fullerton
Title:	Authorized Signatory	Title:	Authorized Signatory

ALPS Fund Services, Inc.

By:	/s/ Kenneth Fullerton
Name:	Kenneth Fullerton
Title:	Authorized Signatory

AlpInvest Private Equity Investment Management, LLC		Carlyle AlpInvest Private Equity Opportunities Fund

By:	/s/ Erica Herberg	By:	/s/ Parker Hooper
Name:	Erica Herberg	Name:	Parker Hooper
Title:	Managing Director, CFO	Title:	Treasurer

By:	/s/ Michael Thorne
Name:	Michael Thorne
Title:	Chief Legal Officer

11 of 29

Schedule A

Services

A.	General

1.	As used in this Schedule A, the following terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(i)	“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vi)	“investor” or “securityholder” means an equity owner in Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(vii)	“IRA” shall mean Individual Retirement Account;

(viii)	“NAV” means net asset value.

(ix)	“Procedures” shall collectively mean SS&C DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(x)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xi)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xii)	“TA2000 System” shall mean SS&C DST’s TA2000™ computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	Fund, Investment Manager and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for the SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Investment Manager informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund or Investment Manager under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

12 of 29

(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Notwithstanding anything in this Agreement to the contrary, SS&C ALPS is responsible for providing the Services listed under Section D “Registered Fund Accounting and Administration” and SS&C DST is responsible for providing the Services listed under Section E “Shareholder Recordkeeping, Transfer Agency and Investor Relations,” while SS&C Tech is responsible for providing all other Services.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Investment Manager of the duties and obligations listed.

B.	Private Equity Portfolio Accounting and Administration

1.	Set-up and onboarding:

(i)	Review Fund Governing Documents to obtain information regarding applicable matters required to perform the Services.

(ii)	Create and populate in SS&C’s systems applicable entities and charts of accounts.

(iii)	Develop reporting templates and management reporting as agreed in writing between SS&C and Investment Manager (additional fees apply for custom reporting).

2.	Underlying fund investment data and document management:

(i)	Maintain and monitor SS&C email inbox to receive notices and capital account statements from underlying funds; monitor and retrieve documents from underlying funds’ web portals.

(ii)	Actively track document receipt dates and proactively follow up on past-due documents.

(iii)	Track static data: commitment amount, vintage year, strategy, asset class, region, etc.

(iv)	Track dynamic data: commitment history, unfunded balance and cost basis, etc.

(v)	Track other user defined fields as required, and as agreed in writing between SS&C, Fund and Investment Manager.

(vi)	Manage and store investment related documents in SS&C’s web portal; provide secure, searchable, self-service access to Investment Manager.

3.	Underlying fund investment transaction processing:

(i)	Record and reconcile (i) capital contributions to, (ii) distributions from, and (iii) remaining commitments to underlying fund investments, in keeping with the classifications provided by the respective notices, and in keeping with the accounting policies of Fund.

(ii)	For stock distributions, track distributed value, reconcile to securities delivered in-kind to brokerage account, and record and reconcile settlements/sales.

(iii)	Fund and/or Investment Manager shall provide SS&C with transaction activity, accounting attributes and valuations for Fund investments, on a monthly basis. Timing and data elements shall be determined, as agreed in writing between the Parties.

(iv)	Perform adjustments to market value (for stale valuations), as agreed in writing, between SS&C, Fund and Investment Manager and in keeping with Fund’s valuation policies.

4.	After each capital call and distribution, SS&C shall monitor and reconcile the applicable Fund’s bank/custodial account on an agreed upon basis and verify that cash has moved appropriately. SS&C shall escalate any unresolved issues to the appropriate point of escalation.

5.	Private Equity Portfolio Performance Reporting and Analytics

(i)	Provide standard performance and management reports, including (i) IRR calculations and investment multiples and (ii) performance reporting using various data elements, as agreed in writing.

13 of 29

C.	GoWire

1.	Establish and maintain procedures for wire transfers from Fund bank accounts using SS&C’s Web Portal for Fund wire authorization. Investment Manager must approve all wires in the system and through a call back to Investment Manager from SS&C, or as otherwise agreed in writing by the Parties from time to time.

2.	Assist in processing payments from Fund bank accounts for the purposes of paying Fund expenses and, only with respect to Fund for which SS&C processes transactions with investors and performs corresponding AML procedures, investor distributions, in all cases based upon instructions from Investment Manager.

3.	Provide Fund and Investment Manager online access to GoWire to approve payees, payment instructions and retrieve other applicable information.

4.	Fund and Investment Manager are responsible for maintaining the confidentiality of and controlling the access to and use of all log in credentials supplied to Investment Manager (“Fund and Investment Manager Access Credentials”). Investment Manager shall notify SS&C immediately in writing in the event that any Fund and Investment Manager Access Credentials are lost, stolen, or improperly disclosed to a third party or the security of any Fund and Investment Manager Access Credentials is otherwise compromised; or (ii) the authority of any person controlling any Fund and Investment Manager Access Credentials is withdrawn or amended, or any such person ceases to act on behalf of Fund.

14 of 29

D.	Registered Fund Accounting and Administration (these Services are applicable to Fund only and not to separate sleeves, subsidiaries or special purpose vehicles).

The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Accounting

(i)	Calculate monthly NAVs as required by Fund and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies

(vii)	Calculate monthly SEC standardized total return performance figures

(viii)	Coordinate reporting to outside agencies including Morningstar, etc

(ix)	Prepare and file Form N-PORT

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR and 24F-2

(iii)	Coordinate filing of Form N-CEN and 24F-2 with the SEC

(iv)	Host annual audits

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios

(vii)	Maintain budget vs. actual expenses

(viii)	Manage fund invoice approval and bill payment process

(ix)	Assist with placement of Fidelity Bond and E&O insurance

Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns

-	Audit firm to sign all returns as paid preparer

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M compliance asset diversification compliance monitoring and reporting

(vi)	Provide annual Subchapter M gross income test information

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

15 of 29

Legal Administration

(i)	Coordinate the preparation and filing of quarterly repurchase offers

-	Preparation of Repurchase Offer Notices (“Notices”) and circulation of notices to client, fund counsel, internal personnel and Transfer Agent (including drafts)

(ii)	Coordinate annual updates to prospectus and statement of additional information

(iii)	Coordinate standard layout and printing of a Prospectus

(iv)	Prepare and print quarterly tender/repurchase offer

(v)	Coordinate filing of Forms N-CSR, N-PX and N-23c-3

(vi)	Coordinate EDGARization and filing of SEC documents

(vii)	Prepare, compile and distribute quarterly board meeting materials

(viii)	Participate in quarterly board meetings telephonically and prepare initial drafts of quarterly meeting minutes

Compliance Administration

(i)	Perform monthly prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide quarterly compliance testing certification to Board of Trustees

Notes and Terms to SS&C ALPS Services

1.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Investment Manager, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and the Investment Manager. SS&C ALPS will report violations, if any, to the Investment Manager and Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. The Investment Manager agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund or its Investment Manager of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Investment Manager (or any other Party) as applicable, with respect to Portfolio Compliance.

4.	Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Investment Manager, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Partiers or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is solely responsible for validating the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Investment Manager, Fund’s custodian or other Fund service provider.

16 of 29

5.	SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

E.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C DST utilizing the TA2000 System will perform the following services:

(xiii)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(xiv)	maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C DST from Fund, Fund's distributor, manager or managing dealer, Fund's investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(xv)	when and if a Fund participates in the DTCC, and to the extent SS&C DST supports the functionality of the applicable DTCC program:

(a)	accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C DST,

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(xvi)	provide transaction journals;

(xvii)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(xviii)	Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(xix)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(xx)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders' accounts,

(f)	copies of shareholder statements, and

(g)	shareholder reports and prospectuses provided by Fund;

17 of 29

(xxi)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund or Investment Manager;

(xxii)	maintain those records necessary to carry out SS&C DST's duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xxiii)	calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C DST by Fund's managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xxiv)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xxv)	arrange the mailing to dealers of confirmations of wire order trades;

(xxvi)	process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xxvii)	if a Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C DST’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C DST, to ensure accuracy. SS&C DST is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C DST Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xxviii)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xxix)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xxx)	support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xxxi)	in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund. If Fund elects to have SS&C DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix I” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

18 of 29

(xxxii)	as mutually agreed upon by the Parties as to the service scope and fees, SS&C DST shall carry out certain information requests, analyses and reporting services in support of Fund’s obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached appendix (“Appendix II” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xxxiii)	as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxxiv)	upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C DST may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.	At the request of an Authorized Person, SS&C DST shall use reasonable efforts to provide the services set forth in Section D.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C DST to use methods and procedures other than those usually employed by SS&C DST to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.	SS&C DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund's instructions, prospectus or application as amended from time to time, for Fund, provided SS&C DST is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C DST's cost of performing the services required hereunder at the current level of service, SS&C DST shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C DST shall be entitled to increase its fees by the amount of the increase in costs.

4.	Fund acknowledges that SS&C DST is currently using, and will continue to use, SS&C Affiliates to assist with software development and support projects for SS&C DST and/or for Fund. As part of such support, Fund acknowledges that such SS&C Affiliates may access Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

5.	Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C DST provided that the requirements of the new funds are generally consistent with services then being provided by SS&C DST under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C DST. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C DST's then-standard pricing schedule.

6.	The parties agree that to the extent that SS&C DST provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C DST will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C DST will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C DST in connection with all of the services that are to be provided by SS&C DST under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C DST of Fund in this regard.

19 of 29

7.	Fund instructs and authorizes SS&C DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C DST will act as service provider to the custodian for such IRAs. Fund agrees that SS&C DST can perform the following functions, among others, with respect to the IRAs:

(a)	Security-holder recordkeeping;
(b)	account servicing (including returning security-holders’ initial principal investment if requested pursuant to the seven-day right of revocation as allowed per statutory regulations);
(c)	receipt of security-holder monies within Fund universal bank account;
(d)	movement of security-holder money to either Fund or custodian cash positions;
(e)	payment, dividend disbursement and bank account reconciliation;
(f)	preparing, providing in electronic format a file to Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRAs and withholding and submitting all taxes relating to such accounts;
(g)	providing all security-holder notices and other information which the custodian provides with regard to the IRAs under applicable federal and state laws;
(h)	providing reasonable assistance to Fund to complete a block transfer of the security-holders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the security-holders (subject to recompense of SS&C DST for such assistance at its standard rates and fees for personnel then in effect at that time);
(i)	solicitation and processing of security-holder paid custodial fees; and
(j)	processing of annual custodian maintenance fees from cash or reinvested distributions.

8.	If applicable, SS&C DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

9.	Upon receipt of a Fund’s written request, SS&C DST shall provide transmissions of shareholder activity to the print vendor selected by Fund.

10.	If applicable, Fund will furnish SS&C DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C DST. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of Fund shall be represented to have been lost, stolen or destroyed, SS&C DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of Fund represented by the lost or stolen certificate. In the event that certificates of Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C DST shall file Form X-17F-1A as required by applicable federal securities laws.

11.	Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C DST to be duly authorized. SS&C DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

12.	Changes and Modifications.

(i)	SS&C DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C DST provides Fund with revised operating procedures and controls.

20 of 29

(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C DST. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C DST Confidential Information and SS&C DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C DST and (ii) Fund hereby grants SS&C DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

13.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C DST written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)	Fund will notify SS&C DST of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C DST under the Agreement.

(iv)	If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund's shares, Fund or Sponsor will give prompt notice thereof to SS&C DST.

(v)	Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C DST with a minimum of 12 months’ notice before the accounts are deconverted from SS&C DST, or (2), if 12 months’ notice is not possible, Fund shall compensate SS&C DST by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

14.	Compliance.

(i)	SS&C DST shall perform the services under this Schedule A in conformance with SS&C DST's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C DST has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

21 of 29

15.	Bank Accounts.

(i)	SS&C DST, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C DST shall deposit funds SS&C DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under the Agreement. SS&C DST, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)	SS&C DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

16.	Records. SS&C DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C DST and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Fee Letter.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

17.	Disposition of Books, Records and Canceled Certificates. SS&C DST may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

22 of 29

F.	Blue Sky (applicable to registered Fund only)

1.	Investment Manager Responsibilities. In connection with the provision of the Services by SS&C Tech, Investment Manager shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C Tech;

(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)	Provide written instructions in SS&C Tech’s standard format to implement systematic exemptions and exclusions from reporting where practicable on Fund’s Transfer Agent system or the SS&C Tech Blue Sky software system;

(v)	Provide written instructions to SS&C Tech to remove current permit period sales from SS&C Tech’s Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Facilitate the issuance of a limited power of attorney in favor of SS&C Tech in the form set forth in Appendix I to Schedule A to this Agreement in order that SS&C Tech may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of the Fund;

(vii)	To the extent Investment Manager is notified by an intermediary of new sales data feeds, notify SS&C Tech in writing of any changes to or additions of Blue Sky sales data feeds and work with SS&C Tech to facilitate the necessary updates;

(viii)	Serve as liaison with the Fund to facilitate the transmission of wire transfers for payment by the Fund for invoiced state fees as needed; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C Tech that a direct broker Blue Sky sales feed is available for activation.

2.	SS&C Tech Responsibilities. Upon request and with at least 60 days’ prior written notice by Investment Manager, with respect to a particular Fund, SS&C DST will provide Investment Manager with Blue Sky services, which will include the following:

(i)	File Initial Notice Filings, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(ii)	File the Fund’s renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(iii)	File the Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

(iv)	Invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C Tech;

(v)	At the direction of Investment Manager, make payments, at the expense of the Fund, of Notice Filing fees;

(vi)	File the Prospectuses and Statements of Additional Information and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

23 of 29

(vii)	File annual reports to the extent required by the applicable laws of the states and territories;

(viii)	File all necessary notices to permit the Fund (or class of the Fund, as applicable) that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

(ix)	File all correspondence and related documentation so as to provide notice of the Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

(x)	Advise Investment Manager prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise in writing the action to be taken;

(xi)	Provide Investment Manager information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

(xii)	Include in sales report filings, all sales reported to SS&C Tech via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky vendor, or (b) confirmed in writing by Investment Manager to be activated, less any exempt sales that the Fund has directed SS&C Tech in writing to remove prior to such filing.

(xiii)	At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction:

(xiv)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xv)	Conduct annual due diligence reviews;

(xvi)	In the event that SS&C Tech becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C Tech shall report such information to Investment Manager and Investment Manager shall instruct SS&C Tech with respect to the corrective action to be taken;

(xvii)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories; and

(xviii)	Perform such additional services as SS&C Tech and Investment Manager may agree upon in writing and added to this Agreement by amendment.

G.	Report Modernization Terms and Conditions

1.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Report Mod Data Services”):

●	Preparation and Filing of Form N-PORT and Form N-CEN

(i)	In connection with completion of the Report Mod Data Services, Market Data may be supplied to Fund through an SS&C Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any Person other than an employee of an Affiliate or Investment Manager who is authorized by Fund and does provide services to the Fund related to the Services provided under this Agreement or to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

24 of 29

(ii)	Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)	No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)	Notwithstanding anything in this Agreement to the contrary, no Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all applicable Data Suppliers against, and hold such Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any Data Provider suffer, incur, or pay as a result of any Third Party Claim (to the extent such Claim makes allegations against Fund) or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom. For the avoidance of doubt, Fund shall not indemnify any Data Supplier or hold any Data Supplier harmless from any Losses suffered, incurred or paid as a result of any Third Party Claim to the extent such Third Party Claim makes allegations against any SS&C Associate or any of its affiliates.

(v)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)	FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

H.	AML

1.	SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

25 of 29

U.S. Domiciled Funds

2.	Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.	With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

H.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows Fund, Investment Manager, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither Fund nor Investment Manager will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

26 of 29

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s portal.

27 of 29

SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between Fund and SS&C DST, Fund authorizes the following Fund personnel to provide instructions to SS&C DST, and receive inquiries from SS&C DST in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Fund by providing SS&C DST with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C DST's receipt of the document and shall be incorporated into the Agreement.

28 of 29

APPENDIX I

Limited Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, as of [DATE], that _______________________________ (“Investment Manager”) on behalf of ___________________________ (and their currently existing series and all future series) (the “Funds”), with principal offices at ___________________________________, makes, constitutes, and appoints SS&C Technologies, Inc. (“SS&C”), with principal offices at 4 Times Square, 6th Floor, New York, New York 10036, as its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.	FILINGS FOR FUND SHARES. The power to submit (i) filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of SS&C in connection with the filings of the Fund’s shares.

2.	CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the filings of the Fund’s shares with state securities administrators.

3.	AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals authorized by SS&C shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by SS&C of such termination of authority. Nothing herein shall be construed to constitute the appointment of SS&C as or otherwise authorize SS&C to act as an officer, director or employee of the Investment Manager.

IN WITNESS WHEREOF, the Investment Manager has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[INVESTMENT MANAGER]

By:

Name:

Title:

29 of 29